Syneron Medical Reports 2005 Second Quarter Results

Company confirms recent increase in revenue guidance to $84-85m for 2005

YOKNEAM, ISRAEL--(MARKET WIRE)--Aug 4, 2005 --

Highlights of second quarter 2005:

--  Total revenues grew over 50%.

--  Over 400 units were sold in the second quarter, raising the world wide installed base to over 3000 units.

--  FDA cleared the VelaSmooth(TM) and granted the device a new product code, confirming its unique position in the aesthetic device market.

--  Investment in dental laser market opens new strategic business opportunities for Syneron.

Syneron Medical Ltd. (NasdaqNM:ELOS - News), an innovator in the development, marketing and sales of elos(TM) combined-energy medical aesthetic devices, today reported revenues of $20.1 million for its second quarter of 2005, a 50.6% increase from $13.4 million reported in the second quarter of 2004. The increase in revenues was attributable to strong sales across all platforms and the introduction of new platforms: the Comet(TM) system for fast hair removal toward the end of the first quarter of 2005 and the VelaSmooth(TM) system for reduction in the appearance of cellulite at the end of the second quarter of 2005. Gross margins in the second quarter of 2005 were 86.8%. Second quarter operating income grew 40.1% on a proforma basis (excluding expenses for the Thermage settlement) to $8.9 million, from $6.3 million in the second quarter of 2004. Second quarter 2005 net income was $9.2 million proforma, a 43.7% rise compared to the 6.4 million net income reported in Q2 2004. On a US GAAP basis, including the costs of the Thermage settlement, operating income for the second quarter of 2005 was $6.5 million, with net income of $6.9 million. Earnings per diluted share, on a proforma basis for the second quarter of 2005, were $0.34, while on a GAAP basis, earnings per diluted share were $0.25.

R&D expenditure rose to $1.3 million, equivalent to 6.2% of revenues in the second quarter of 2005 compared to $0.5 million, or 3.8% of revenues in the second quarter of 2004. The higher R&D expenditure reflects the continued investment of Syneron in the development of new products and applications, such as non-invasive fat treatment, as well as the expansion of our elos technology product line into applications performed by (non-MD) professionals specializing in aesthetic treatments.

Selling and marketing expenses rose 39.7% to $6.6 million, compared to 4.7 million in Q2 2004. Approximately $0.6 million of the increased selling and marketing expenditures were spent on preparations for the launch of the VelaSmooth, including clinical studies, the establishment of three training centers, development of training courses and promotional and marketing materials.

The Thermage settlement resulted in a one-time charge to Syneron of $2.37 million for legal and settlement expenses. The settlement removed all future legal liabilities or costs to Syneron and gave Syneron a license to relevant Thermage patents, while securing Syneron's exclusive patent rights over its proprietary elos technology.

"Robust sales in the second quarter were driven by a strong sales effort to get the products out to new customers' world wide," commented Moshe Mizrahy, CEO of Syneron. "Sales rose strongly across all markets for Syneron. North America accounted for $12 million, or 59% of total sales, with $8.1, or 41% of sales outside North America. Looking to new future markets, in the second quarter we initiated strategic partnerships in China, India and Russia, with the view of establishing a strong position for Syneron in three emerging markets for aesthetic devices which have enormous growth potential.

"We are confirming the increase in our revenue guidance to $84-85 million from $78-80 million, which we announced on June 30," said Mr. Mizrahy. "This increase in guidance was based on our initial assessment of sales for the Vela, which is showing very strong demand worldwide."

Continuing on Syneron's growth plans, Dr. Shimon Eckhouse, Chairman of Syneron, said, "Our business strategy is driven by an effort to utilize our technologies and market position in new and innovative applications, while maintaining our commitment to the levels of profitability we have obtained as a result of the elos technology. The increase in R&D and the investment in the dental laser venture are the first steps in the evolution of Syneron from a company focused on doctors dealing with aesthetic facial and skin treatments to a company developing products for a broader market base. Our business strategy consists of four central components: strengthening our leadership position in our core business of FotoFacial RF skin treatment; establishing a new segment in the medical aesthetic field for body shaping and body sculpturing treatments; developing a complete product line for the spa and the Non-MD professionals; and developing a complete dental laser line of products through our Light Instruments investment."

Syneron's financial position remains strong. At June 30, 2005, the cash position was $104.5 million compared with $93.4 million on December 31, 2004. Shareholders' equity increased to $110.4 million from $94.4 at year-end 2004.

Conference call

Syneron Management will host a conference call to discuss the results and quarterly highlights at 10:00am ET today, August 4, 2005. Investors and other interested parties may access a live webcast through Syneron's web site at http://www.syneron.com. Please login at least 10 minutes prior to the conference call in order to download the applicable audio software. Following the conclusion of the call, a replay of the webcast will be available within 24 hours at the Company's web site.

About Syneron

Syneron Medical Ltd. (NasdaqNM:ELOS - News) manufactures and distributes medical aesthetic devices that are powered by the proprietary, patented elos combined-energy technology of Bi-Polar Radio Frequency and Light. The Company's innovative elos technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world (http://syneron.com/locations.html), including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Syneron's expectations regarding financial results for the 2005 fiscal year, as well as expectations regarding our ability to continue to grow and maintain leadership in the aesthetic industry, to establish a strong position in the emerging markets for aesthetic devices in China, India, and Russia, and the growth potential for those markets are forward-looking statements within the meaning of the safe harbor provisions of the Act. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Syneron's actual results to differ materially from the statements contained herein. Syneron's second quarter financial results, as discussed in this release, are unaudited. Estimates of year-end financial results are subject to a number of assumptions regarding the future operation of Syneron's business. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date such statements are made. Syneron undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

For more information, please contact Moshe Mizrahy, CEO of Syneron Medical Ltd., at +972 4 909-6349, email: moshem@syneron.com, or David Schlachet, CFO at +972 4 909-6376, email: davids@syneron.com.

Syneron, the Syneron logo, elos, Comet, and VelaSmooth are trademarks of Syneron Medical Ltd. and may be registered in certain jurisdictions. Elos (Electro-Optical Synergy) is a proprietary technology of Syneron Medical. All other names are the property of their respective owners.

                   SYNERON MEDICAL LTD.

            CONSOLIDATED STATEMENT OF OPERATIONS

       U.S. dollars in thousands except per share data

                                        Three month ended

                                            June 30,

                                       2005            2004

                                      -------         -------

                                     PRO FORMA        US GAAP

                                      -------         -------

Revenues                              $20,132         $13,367

Cost of goods sold                      2,658           1,409

                                      -------         -------

Gross profit                           17,474          11,958

                                      -------         -------

Operating expenses

Research and development                1,256             506

Selling and marketing                   6,615           4,736

General and administrative                751             396

                                      -------         -------

Total operating expenses                8,622           5,638

                                      -------         -------

Operating income                        8,852           6,320

Financial income, net                     494             235

                                      -------         -------

Income before taxes on income           9,346           6,555

Taxes on income                           100             120

                                      -------         -------

Net income                            $ 9,246         $ 6,435

                                      =======         =======

Basic net earnings per share          $  0.38         $  0.39

                                      =======         =======

Diluted net earnings per share        $  0.34         $  0.30

                                      =======         =======

Weighted average number of shares

 used in per share calculations

 (in thousands):

Basic                                  24,634          16,534

                                      =======         =======

Diluted                                27,555          21,113

                                      =======         =======

                                        Six month ended        Year ended

                                             June 30,         December 31,

                                        2005        2004           2004

                                     --------     --------       --------

                                     PRO FORMA     US GAAP        US GAAP

                                     --------     --------       --------

Revenues                             $ 38,641     $ 25,497       $ 57,918

Cost of goods sold                      5,239        2,849          6,914

                                     --------     --------       --------

Gross profit                           33,402       22,648         51,004

                                     --------     --------       --------

Operating expenses

Research and development                2,247        1,153          3,078

Selling and marketing                  12,465        9,191         19,625

General and administrative              1,467          639          2,725

                                     --------     --------       --------

Total operating expenses               16,179       10,983         25,428

                                     --------     --------       --------

Operating income                       17,223       11,665         25,576

Financial income, net                     848          398          2,384

                                     --------     --------       --------

Income before taxes on income          18,071       12,063         27,960

Taxes on income                           200          165            620

                                     --------     --------       --------

Net income                           $ 17,871     $ 11,898       $ 27,340

                                     ========     ========       ========

Basic net earnings per share          $  0.74      $  0.70       $   1.45

                                     ========     ========       ========

Diluted net earnings per share        $  0.65      $  0.55       $   1.14

                                     ========     ========       ========

Weighted average number of shares

 used in per share calculations

 (in thousands):

Basic                                  24,131       16,974         18,917

                                     ========     ========       ========

Diluted                                27,418       21,604         24,083

                                     ========     ========       ========

                                        Three month ended

                                             June 30,

                                        2005            2004

                                      -------         -------

                                      US GAAP         US GAAP

                                      -------         -------

Revenues                              $20,132         $13,367

Cost of goods sold                      2,658           1,409

                                      -------         -------

Gross profit                           17,474          11,958

                                      -------         -------

Operating expenses

Research and development                1,256             506

Selling and marketing                   6,615           4,736

General and administrative                751             396

Other expenses*                         2,370               -

                                      -------         -------

Total operating expenses               10,992           5,638

                                      -------         -------

Operating income                        6,482           6,320

Financial income, net                     494             235

                                      -------         -------

Income before taxes on income           6,976           6,555

Taxes on income                           100             120

                                      -------         -------

Net income                            $ 6,876         $ 6,435

                                      =======         =======

Basic net earnings per share          $  0.28         $  0.39

                                      =======         =======

Diluted net earnings per share        $  0.25         $  0.30

                                      =======         =======

Weighted average number of shares

 used in per share calculations

 (in thousands):

Basic                                  24,634          16,534

                                      =======         =======

Diluted                                27,555          21,113

                                      =======         =======

                                          Six month ended      Year ended

                                             June 30,         December 31,

                                        2005         2004          2004

                                     --------     --------       --------

                                      US GAAP      US GAAP        US GAAP

                                     --------     --------       --------

Revenues                             $ 38,641     $ 25,497       $ 57,918

Cost of goods sold                      5,239        2,849          6,914

                                     --------     --------       --------

Gross profit                           33,402       22,648         51,004

                                     --------     --------       --------

Operating expenses

Research and development                2,247        1,153          3,078

Selling and marketing                  12,465        9,191         19,625

General and administrative              1,467          639          2,725

Other expenses*                         3,494            -              -

                                     --------     --------       --------

Total operating expenses               19,673       10,983         25,428

                                     --------     --------       --------

Operating income                       13,729       11,665         25,576

Financial income, net                     848          398          2,384

                                     --------     --------       --------

Income before taxes on income          14,577       12,063         27,960

Taxes on income                           200          165            620

                                     --------     --------       --------

Net income                           $ 14,377     $ 11,898       $ 27,340

                                     ========     ========       ========

Basic net earnings per share          $  0.60      $  0.70       $   1.45

                                     ========     ========       ========

Diluted net earnings per share        $  0.52      $  0.55       $   1.14

                                     ========     ========       ========

Weighted average number of shares

 used in per share calculations

 (in thousands):

Basic                                  24,131       16,974         18,917

                                     ========     ========       ========

Diluted                                27,418       21,604         24,083

                                     ========     ========       ========

* - Including one-time expenses related to the Thermage settlement and secondary offering.

                           SYNERON MEDICAL LTD.

                       CONSOLIDATED BALANCE SHEETS

                        U.S. dollars in thousands

                                                June 30,     December 31,

                                                  2005          2004

                                               ---------     ------------

CURRENT ASSETS

Cash and cash equivalents                      $  22,662      $  12,468

Short-term deposits                               59,984         57,893

Marketable securities                             21,851         23,071

Trade receivables                                 12,197          8,628

Other accounts receivables and

 prepaid expenses                                  2,461          1,532

Inventories                                        3,816          3,134

                                               ---------      ---------

Total current assets                             122,971        106,726

                                               ---------      ---------

LONG-TERM ASSETS

Severance pay fund                                   242            196

Long-term loans and others                           532             28

Long-term trade receivables                            -            754

Property and equipment, net                        1,058            842

                                               ---------      ---------

Total long-term assets                             1,832          1,820

                                               ---------      ---------

OTHER ASSET                                        1,321          1,000

                                               ---------      ---------

Total assets                                   $ 126,124      $ 109,546

                                               =========      =========

CURRENT LIABILITIES

Trade payables                                 $   2,278      $   1,520

Other current liabilities                          9,188         10,135

                                               ---------      ---------

Total current liabilities                         11,466         11,655

                                               ---------      ---------

LONG-TERM LIABILITIES

Deferred revenues                                  3,982          3,276

Accrued severance pay                                262            214

                                               ---------      ---------

Total long-term liabilities                        4,244          3,490

                                               ---------      ---------

Total shareholders' equity                       110,414         94,401

                                               ---------      ---------

Total liabilities and shareholders' equity     $ 126,124      $ 109,546

                                               =========      =========

                            SYNERON MEDICAL LTD.

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                         U.S. dollars in thousands

                                        Three month ended

                                             June 30,

                                        2005         2004

                                      -------      -------

CASH FLOWS FROM OPERATING ACTIVITIES

Net income                            $ 6,876      $ 6,435

Adjustments to reconcile net

 income to net cash provided by

 (used in) operating

 activities:

Depreciation and Amortization             138           39

Accrued severance pay, net                (14)           -

Increase in short-term and

 long-term trade

 receivables                             (104)      (1,518)

Decrease (increase) in other

 accounts receivables and

 prepaid expenses                        (346)         246

Increase in inventories                  (198)        (591)

Increase (decrease) in trade

 payables                                  93          129

Increase (decrease) in other

 current liabilities                   (7,100)         581

Decrease in long-term litigation

 settlement fee                             -         (783)

Loss (gain) on available for sale

 securities                               (48)        (154)

Stock-based compensation                   37           36

Increase in deferred revenues             195        1,764

Loss on sales of property and

 equipment                                  -            -

                                      -------      -------

Net cash provided by (used in)

 operating activities                    (471)       6,184

                                      -------      -------

CASH FLOW FROM INVESTMENTING

 ACTIVITIES

Investment in short-term deposits      (1,694)           -

Purchase of available-for-sale

 securities                              (161)      (6,143)

Proceeds from sale of

 available-for-sale securities            675        1,281

Payment for acquisition of

 long-term loans and others                (1)          (8)

Proceeds from long term loans

 and others                                 -          (17)

Purchase of property and

 equipment                               (166)         (87)

Purchase of other assets                  (30)           -

                                      -------      -------

Net cash used in investing

 activities                            (1,377)      (4,974)

                                      -------      -------

Proceeds from issuance of

 ordinary and preferred

 shares, net                                -            -

Exercise of options                         -            -

Repurchase of preferred A shares

 from shareholders                          -            -

                                      -------      -------

Net cash provided by (used in)

 financing activities                       -            -

                                      -------      -------

Increase (decrease) in cash

 and cash equivalents                  (1,848)       1,210

Cash and cash equivalents at the

 beginning of the period               24,510        3,976

                                      -------      -------

Cash and cash equivalents at the

 end of the period                    $22,662      $ 5,186

                                      =======      =======

                                          Six month ended      Year ended

                                              June 30,        December 31,

                                          2005       2004          2004

                                        -------     -------       -------

CASH FLOWS FROM OPERATING ACTIVITIES

Net income                              $14,377     $11,898     $  27,340

Adjustments to reconcile net

 income to net cash provided by

 (used in) operating activities:

Depreciation and Amortization               266          57           143

Accrued severance pay, net                    2           4             3

Increase in short-term and

 long-term trade receivables             (2,815)     (2,066)       (4,049)

Decrease (increase) in other

 accounts

receivables and prepaid expenses           (194)       (177)         (575)

Increase in inventories                    (682)       (402)       (1,647)

Increase (decrease) in trade

 payables                                   758          48          (688)

Increase (decrease) in other

 current liabilities                     (1,547)       (990)          389

Decrease in long-term litigation

 settlement fee                               -        (783)         (900)

Loss (gain) on available for sale

 securities                                 181          95          (396)

Stock-based compensation                     74          73           148

Increase in deferred revenues             1,317       2,011         2,843

Loss on sales of property and

 equipment                                   12           -             3

                                        -------     -------       -------

Net cash provided by (used in)

 operating activities                    11,749       9,768        22,614

                                        -------     -------       -------

CASH FLOW FROM INVESTMENTING

 ACTIVITIES

Investment in short-term deposits        (2,091)          -       (56,873)

Purchase of available-for-sale

 securities                                (323)    (12,409)      (17,759)

Proceeds from sale of

 available-for-sale securities            1,325       1,927         6,116

Payment for acquisition of

 long-term loans and others              (2,004)         (8)          (13)

Proceeds from long term loans

 and others                                 765           -             -

Purchase of property and

 equipment                                 (349)       (159)         (484)

Purchase of other assets                   (466)          -        (1,000)

                                        -------     -------       -------

Net cash used in investing

 activities                              (3,143)    (10,649)      (70,013)

                                        -------     -------       -------

Proceeds from issuance of

 ordinary and preferred

 shares, net                              1,588         149        53,851

Exercise of options                           -           -            98

Repurchase of preferred A shares

 from shareholders                            -        (235)         (235)

                                        -------     -------       -------

Net cash provided by (used in)

 financing activities                     1,588         (86)       53,714

                                        -------     -------       -------

Increase (decrease) in cash

 and cash equivalents                    10,194        (967)        6,315

Cash and cash equivalents at the

 beginning of the period                 12,468       6,153         6,153

                                        -------     -------       -------

Cash and cash equivalents at the

 end of the period                      $22,662      $5,186       $12,468

                                        =======     =======       =====

Source: Syneron Medical